EXHIBIT 5.1

June 22, 2010

NovaDel Pharma Inc.
1200 Route 22 East, Suite 200
Bridgewater, NJ 08807

Re:           Amendment No. 1 to the Registration Statement on Form S-1

Ladies and Gentlemen,

We have acted as counsel to NovaDel Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing of Amendment No. 1 to the Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).  The Registration Statement relates to the registration by the Company of 7,583,335 shares of common stock, par value $0.001 per share, issuable upon exercise of five year warrants and six month warrants issued pursuant to the Securities Purchase Agreement, dated March 31, 2010, among the Company and certain investors (the “Shares”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company upon due exercise of the warrants and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP